EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-88318, 33-64126, 33-64128, 33-82478, 33-98692, 333-08821, 333-08823, 333-08825, 333-30367, 333-42569, 333-56631, 333-60181, 333-60183, 333-60191, 333-73321, 333-87539, 333-94167, 333-33674, 333-37952, 333-41750, 333-48338, 333-48340, 333-64016, 333-75470, 333-102772, 333-118704, 333-128320, 333-136991, 33-64130, 33-64124, 333-42571, 333-151202) of our reports dated March 16, 2010, with respect to the consolidated financial statements and schedule of Avid Technology, Inc. and the effectiveness of internal control over financial reporting of Avid Technology, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 16, 2010